EXHIBIT 99.1

FOR RELEASE FEBRUARY 16, 2011

SOURCE: Uni-Pixel, Inc.

UniPixel Engages Liolios Group to Lead Investor Relations Program

THE WOODLANDS, Texas — February 16, 2011 — UniPixel, Inc. (NASDAQ: UNXL), a provider of Clearly Superior™ Performance Engineered Films to the touch screen, flexible electronics, lighting and display markets, has engaged Liolios Group to lead a new investor relations and financial communications program.

“With our recent recapitalization and financing, along with the continued roll out of our new line of products to the market, the stage is now set for significant growth in 2011,” said Reed Killion, president and CEO of UniPixel. “It has now become important for a team of experienced IR professionals like Liolios Group to help us effectively communicate this message to our new shareholders and raise awareness in the U.S. investment community. Liolios Group brings to us a proven track record of assisting emerging growth companies in building quality, long-term relationships with investors, analysts, money managers and institutions.”

Liolios Group will collaborate with UniPixel management to refine and deliver the company’s message. Liolios Group will also schedule a number of conference calls, road shows, and financial conferences over the next several months, targeting key investors and influencers in the financial community.

For additional information about UniPixel, contact Liolios Group at 949-574-3860 or email info@liolios.com.

About Liolios Group
Liolios Group, Inc. is a highly selective and comprehensive investor relations firm specializing in small and micro-cap companies. Liolios Group aims to deliver superior performance in corporate messaging and positioning, investor awareness, analyst and financial press coverage, and capital attraction. Founded in 1996 in Newport Beach, California, Liolios Group partners each have more than 15 years experience in finance and investments, and have represented more than 120 companies in a wide range of industries. For more information about Liolios Group, go to www.liolios.com.

About UniPixel, Inc.
Headquartered in The Woodlands, Texas, UniPixel delivers Clearly Superior™ Performance Engineered Films to the Lighting & Display, Solar and Flexible Electronics markets. UniPixel's high-volume roll-to-roll or continuous flow manufacturing process offers high-fidelity replication of advanced micro-optic structures and surface characteristics over large area, combined with a thin film conductive element. The company offers its films as sub-components for use in LCD, FSC – LCD and its Time Multiplexed Optical Shutter (TMOS) display technology as a back light film and active film sub-component.  The company is shipping its Clearly Superior™ Finger Print Resistant protective cover films for multiple touch enabled devices. UniPixel sells its films under the Clearly Superior™ brand, as well as private label and OEM. For further information visit www.unipixel.com.

Company Contact:
Jeff Tomz, CFO
UniPixel, Inc.
Tel 281-825-4500

Investor Relations Contact:
Liolios Group
Scott Liolios or Ron Both
Tel 949-574-3860
info@liolios.com